Exhibit 10.01

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of June 11, 2015 by and among Mondial Ventures, Inc., a Nevada corporation (“Parent”); both shareholders of the Parent’s Series C Preferred Stock (“Preferred Parent Shareholders”) EZT Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”); EZTicket Live Inc., a Nevada corporation (“Company”) and certain majority shareholders of Company (“Company Shareholders”).  The foregoing are sometimes singly referred to as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Company is engaged in the business of online ticketing for all types of events (the “Business”); and

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and Company, Company Shareholders, as Company’s majority shareholders, Parent, as Merger Subsidiary’s majority shareholders, and Preferred Parent Shareholders have approved the merger of the Merger Subsidiary with and into Company (the “Merger”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to execute and deliver this Agreement and all related or necessary documentation that may be reasonably required or necessary to complete the Merger as contemplated by the Parties under the Nevada Revised Statutes (the “NRS”) or as otherwise required by applicable governing any Party (collectively, the “Transaction Documents”);

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
THE MERGER; CONVERSION OF SHARES

1.1 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary will be merged with and into Company in accordance with the provisions of the NRS, whereupon the separate corporate existence of Merger Subsidiary will cease, and Company will continue as the surviving corporation (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of Company and Merger Subsidiary, all as more fully described in the NRS.

1.2 Effective Time.  As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, Company and Merger Subsidiary will file, or cause to be filed, with the Nevada Secretary of State, Articles of Merger for the Merger, which Articles will be in the form required by and executed in accordance with the applicable provisions of the NRS.  The Merger will become effective at the time such filing is made, or if agreed otherwise by the Parties, such later time or date as may be set forth in the Articles of Merger (the “Effective Time”).

1.3 Closing.  Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Parties, which will be no later than July 15, 2015 (the “Termination Date”) (unless such date is extended by the Parties in writing), subject, however, to the satisfaction or waiver of all of the conditions provided for in Articles 5 and 6 hereof by such date.  The Closing will be held at such place as the Parties may agree, at which time and place the Transaction Documents necessary or appropriate to effect the Merger and the transactions contemplated herein will be exchanged by the Parties.  Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

1.4 Conversion of Interests.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Company and/or Merger Subsidiary:

(a) Each share of common stock of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) a pro rata share of common stock of Parent or an aggregate of 90,000,000 shares of common stock, approximately 75% of the total then issued and outstanding common stock, as may be adjusted at the mutual consent of the parties hereto prior to the Effective Time, of Parent, par value $0.001 per share (“Parent Common Stock”) and (ii) 100,000 shares of newly-issued Series C Preferred Stock of Parent (“Parent Preferred Stock”) in accordance with Section 1.5 (b) listed herein. The amount of Parent Common Stock into which shares of Company Common Stock is converted, and the amount of Parent Preferred Stock transferred to shareholders of the Company Common Stock, is collectively referred to herein as the “Merger Consideration.” (Note: it is acknowledged that the Parent will effectuate a reverse stock split to fulfill certain of the terms related to fulfillment of this Agreement. As a result of this reverse stock split, shareholders of Parent’s common stock will hold approximately 5% of common stock. It is contemplated that Parent Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split and we will not be paying any cash to stockholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number. It is acknowledged that pursuant to Section 6.3(g) Dennis Alexander or his nominees will receive approximately 20% of the then issued and outstanding shares of common stock of the Parent post effective reverse stock split).

(b)           Except as expressly set forth herein, each share of any other equity interest of Company will be canceled, without payment of any consideration therefor and without any conversion thereof.

(c)           Each share of common stock of Merger Subsidiary, par value $0.001 per share (“Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time will be canceled as of the Effective Time.

(d)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary or any direct or indirect subsidiary of Parent or Merger Subsidiary, will be canceled, without payment of any consideration therefor and without any conversion thereof.  Furthermore, at the Effective Time, one (1) share of Company Common Stock shall be issued to Parent.

(e)           Each share of Series C Preferred Stock existing before the Merger and held by Preferred Parent Shareholders will be cancelled.

1.5 Exchange of Company Common Stock.

(a) At the Closing, Company and Company Shareholders will cause the delivery of Company Shareholders’ Company Common Stock, constituting all of Company outstanding Company Common Stock, immediately prior to the Effective Time, to Parent (“Company Shareholders’ Company Certificate”), together with appropriate assignments signed by such holder, in exchange for the Merger Consideration.

(b) At the Closing, the Parent Supervoting Series “C” Preferred Shareholders, owning a total of 100,000 “C” shares in the aggregate, will cause the delivery of share certificates representing initially 50% of all issued and outstanding shares of Parent Preferred Stock together with a medallion guaranteed or notarized stock power signed by such holder to be transferred to the Company Shareholders according to the terms of this Agreement satisfied and acceptable to the Preferred Shareholders on a reasonable basis. The balance, or the remaining 50% of all issued and outstanding shares of Parent Preferred Stock together with a medallion guaranteed or notarized stock power signed by such holder to be transferred to the Company Shareholders according to the terms of this Agreement shall occur when all conditions relevant to the delivery of audited financials of the Company to the Parent have been satisfied and acceptable to Preferred Shareholders. At the Closing and prior to the effective date, Dennis Alexander, Joanne Sylvanus and Brendon Purdy will be given proxy and power of attorney over all business affairs of Parent shares and ownership held in Boomerang Oil, Inc, it majority-owned subsidiary.

(c) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

(d) [removed]

(e) As of the Effective Time, the holder of Company Shareholders’ Company Certificate representing shares of Company Common Stock will cease to have any rights as a Company Shareholders, except such rights, if any, as it may have pursuant to the NRS.  Except as provided above, until such Company Shareholders’ Company Certificate is surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole shares of Parent Common Stock and Parent Preferred Stock into which Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.4(a).

(f) No fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates; no dividend or other distribution of Parent will relate to any fractional share; and such fractional share will not entitle the holder thereof to vote or to any rights of a shareholder of Parent.  All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, will be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to Parent.  If a fractional share results from such aggregation, then such fractional share will be rounded up to the nearest whole share and each holder of shares of Company Common Stock interests who otherwise would be entitled to receive such fractional share of Parent Common Stock will receive one whole share in lieu of such fractional share, as applicable.

1.6 Articles of Incorporation of the Surviving Corporation.  The Articles of Incorporation of Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7 Bylaws of the Surviving Corporation.  The Bylaws of Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Directors and Officers of the Surviving Corporation and Parent.

(a)           Directors and Officers of the Surviving Corporation.  The directors and officers of Company, as of the Effective Time, shall continue as the directors of the Surviving Corporation.

(b)           Directors of the Parent.  The directors of Parent immediately prior to the Effective Time shall appoint Kevin Jones, Louie Krutsch, Richard Jones and Mitch Ives to Parent’s Board of Directors, with Kevin Jones serving as the Chairman of the Board, and thereafter, the current directors of Parent shall resign, in seriatim, effective as of the Effective Time, and the following officers shall be appointed as officers of Parent by the present or new directors of Parent: Kevin Jones, as Chief Executive Officer and President; Mitch Ives as Secretary/Treasurer, Richard Jones as  Vice President of Technology, and Louie Krutsch as Vice President of Sales and Management.

1.9           Parent Common Stock and other Parent Securities Outstanding Immediately Prior the Closing of Merger.  Immediately prior to the Closing of the Merger, unless otherwise agreed by the parties in writing hereto, the Parent shall have not more than 2,000,000,000 outstanding shares of Parent Common Stock, and no options, warrants, calls or other rights to acquire authorized but unissued Parent Common Stock or other securities of Parent shall be outstanding.

Note: it is acknowledged that the Parent will effectuate a reverse stock split to fulfill certain of the terms related to fulfillment of this Agreement. The terms for the reverse stock split shall be as follows:

The Parent on or before the Effective Date shall have received their executed Written Consents, to effect a One (1) for two hundred (200) reverse stock split (1:200), whereby, as of a date to be not less than ten (10) days following the Company’s submission to FINRA of which its submission to FINRA is expected to be no later than June 30, 2015, for every two hundred shares of Common Stock then owned, each stockholder shall receive one share of Common Stock.

The Parent currently has 4,990,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock authorized. Approximately 1,976,025,753 shares of Common Stock are issued and outstanding, (as may be finally adjusted by the parties in writing prior to the effective or other date final) along with 100,000 shares of Series C Voting Only Preferred Stock are issued and outstanding, respectively. The Board of Directors of the Parent believe that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors further believe that it is in the best interests of the Parent’s stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Parents’ stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors of the Parent are not implementing the reverse stock split in anticipation of any “going private” transaction.

It is estimated that there will be 9,880,129 shares of common stock after the reverse split, immediately prior to the issuance of shares pursuant to the Merger.

 It is contemplated that Parent Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split and we will not be paying any cash to stockholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY SHAREHOLDERS

Company and Company Shareholders hereby represent and warrant, unless otherwise excepted on Schedule 2, to Parent and Merger Subsidiary as follows:

2.1 Disclosure Schedule.  The disclosure schedule attached hereto as Exhibit 2.1 (“Company Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 2.  Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

2.2 Corporate Organization, etc.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Company.  Company Disclosure Schedule contains a list of all jurisdictions in which Company is qualified or licensed to do business and includes complete and correct copies of Company’s articles of incorporation and bylaws.  Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

2.3 Capitalization.  The authorized capital securities of Company is set forth in the Company Disclosure Schedule.  The number of shares of Company Common Stock outstanding as of the date of this Agreement and as set forth in Company Disclosure Schedule represents all of the issued and outstanding capital securities of Company.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights.  There are no other shares of Company Common Stock or other equity securities of Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights.  Other than as set forth on Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Company, including any right of conversion or exchange under any security or other instrument.  Company has no subsidiaries.

2.4 Authorization, etc.  Each of Company and Company Shareholders has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by Company and Company Shareholders and is the valid and binding legal obligation of each Company and Company Shareholders enforceable against each in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

2.5 Non-Contravention.  Except as set forth in Company Disclosure Schedule, neither the execution, delivery nor performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a) violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of Company;

(b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company is a party or by which Company or any of Company’s properties or assets is or may be bound;

(c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of Company’s assets or properties are bound; or

(d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

2.6 Consents and Approvals.  Except as set forth in Company Disclosure Schedule, with respect to Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company or the consummation by Company of the transactions contemplated herein.

2.7           Financial Statements.  Company Disclosure Schedule contains a copy of the audited financial statements of Company for the fiscal years ended December 31, 2012 and December 31, 2013 (“Company Financial Statements”). The financial statements of the Company for the fiscal year ended 2014 will be provided within thirty days following the Closing. Except as disclosed therein or in Company Disclosure Schedule, Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of Company as of the respective dates and for the periods thereof and the results of operations of Company for the periods covered thereby.  All adjustments considered necessary for a fair presentation of Company Financial Statements have been included.

2.8           Absence of Undisclosed Liabilities.  Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in Company Financial Statements; (b) Liabilities that are set forth on Company Disclosure Schedule; (c) Liabilities incurred by Company in the ordinary course of business after the date of Company Financial Statements and consistent with past practice; (d) Liabilities in an amount not to exceed $5,000 individually or in the aggregate unless such amounts are disclosed on Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of Company Disclosure Schedule.

2.9           Absence of Certain Changes.  Except as set forth in Company Disclosure Schedule, since the date of the execution of this Agreement, Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on Company; and

(b) Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on  Company.

2.10           Assets. Except as set forth in Company Disclosure Schedule, Company has good and marketable title to all of its assets and properties, whether or not reflected in Company Financial Statements or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for Company to conduct its business and operations as currently conducted and intended to be conducted (collectively, the “Assets”), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a “Lien”), other than (i) liens securing specific Liabilities shown in Company Financial Statements with respect to which no breach, violation or default exists; (ii) mechanics’, carriers’, workers’ or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of Company as currently conducted and intended to be conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings (“Permitted Liens”).

2.11 Receivables and Payables.

(a) Except as set forth on Company Disclosure Schedule, all accounts receivable of Company represent sales in the ordinary course of business and, to  Company’s knowledge, are current and collectible net of any reserves shown in Company Financial Statements and none of such receivables is subject to any Lien other than a Permitted Lien.

(b) Except as set forth on Company Disclosure Schedule, all payables of Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

2.12           Intellectual Property Rights.  Company owns or has the unrestricted right to use, and Company Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, “Intellectual Property Rights”) used in, or necessary for, the operation of its business as currently conducted or intended to be conducted.  Except as set forth on Company Disclosure Schedule, to Company’s knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the business of Company as presently conducted and as intended to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity.  Except as described on Company Disclosure Schedule, to Company’s knowledge: (a) Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (c) Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances.  All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of Company or, to the knowledge of Company, any other party thereto.

2.13           Litigation.  Except as set forth in Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Company, threatened or contemplated by or against or involving Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.14 Contracts and Commitments; No Default.

(a) Except as set forth in Company Disclosure Schedule, Company is not a party to, nor are any of the Assets bound by, any written or oral:

(i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

(ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Company;

(iii) contract, agreement, lease  (real or personal property) or arrangement that (A) is not terminable on less than 30 days’ notice without penalty, (B) is not over one year in length of obligation of Company, or (C) involves an obligation of more than $50,000 over its term;

(iv) contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

(v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

(vi) outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

(b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (“Company Contracts”) have been provided to Parent for review. Except as set forth in Company Disclosure Schedule, all of Company Contracts items are valid and enforceable by and against Company in accordance with their terms, and are in full force and effect.  Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.15           Compliance with Law; Permits and Other Operating Rights.  Except as set forth in Company Disclosure Schedule, the Assets, properties, business and operations of Company are and have been in compliance in all respects with all Laws applicable to Company’s assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect.  Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights.  Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

2.16           Brokers.  Except as otherwise set forth in Section 2.16 of Company Disclosure Schedule, neither Company nor, to the knowledge of Company, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company for any such fee or commission to be claimed by any person or entity.

2.17           Issuance of Parent Common Stock.  To Company’s knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that could cause the issuance of Parent Common Stock or the transfer of the Parent Preferred Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the General Rules and Regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder.

2.18           Books and Records.  The books of account, minute books, stock record books and other material records of Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices.  The minute books of Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors, officers, managers, director committees and manager committees of Company.

2.19           Business Generally; Accuracy of Information.  No representation or warranty made by Company or Company Shareholders in this Agreement, Company Disclosure Schedule or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of Company or Company Shareholders in connection with any of the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly presents the information required or purported to be set forth herein or therein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Company and Company Shareholders as follows:

3.1 Disclosure Schedule.  The disclosure schedule attached hereto as Exhibit 3.1 (“Parent Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 3.  Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

3.2 Corporate Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary.  Parent owns all of the outstanding capital stock of Merger Subsidiary.  Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary.

3.3 Authorization.  Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The board of directors of Parent and the Merger Subsidiary, and Parent as the majority shareholders of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.  This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

3.4 Capitalization.  The authorized capital securities of Parent and Merger Subsidiary are set forth in Parent Disclosure Schedule.  The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent.  All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights.  There are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights.  Other than as set forth on Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

3.5 Non-Contravention.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a) violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

(b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective properties or assets is or may be bound;

(c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective assets or properties is or may be bound; or

(d) violate any Law of any Authority.

3.6 Consents and Approvals.  No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

3.7 Valid Issuance.  Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

3.8 Financial Statements.

(a) The financial statements of Parent consisting of audited financial statements for the fiscal years ended December 31, 2013, and 2012, and interim unaudited financial statements for the fiscal year ended December 31, 2014 (the “Parent Financial Statements”): (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.  All adjustments considered necessary for a fair presentation of the Parent Financial Statements have been included.

3.9 No Liabilities.  Parent does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet, or (ii) other Liabilities which do not exceed $5,000 in the aggregate, except as set forth in Parent Disclosure Schedule in Section 3.9 thereof.

3.10 No Assets.  As of the Closing, Parent will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto of Parent Financial Statements and as included in Parent Disclosure Schedule.

3.11 Absence of Certain Changes.  Parent has owned and operated the assets, properties and business that it has owned in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

3.12 Litigation.  To the Parents best knowledge and belief, other than that disclosed in the Company’s filings and reports, or as further described and listed on Exhibit 6(b) hereto, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Parent or Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

3.13 Contracts and Commitments; No Default.  Parent is not a party to, nor are any of its Assets bound by, any contract (a “Parent Contracts”) that is not disclosed in Parent Disclosure Schedule and or financial statements filed with the Security and Exchange Commission via EDGAR.  None of Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement.  Parent on a reasonably determined basis, is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of  Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.14 No Broker or Finder.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.15           Intercompany and Affiliate Transactions; Insider Interests.  Except as expressly identified in the reports and registration statements of Parent filed with the SEC (“Parent SEC Reports and Registration Statements”), the Consent of Directors of Parent approving the Merger or Parent Disclosure Schedule, there are, and during the last two years, there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are effected with all corporate consents and approvals necessary under controlling law, and currently in effect.

3.16           Business Generally; Accuracy of Information.  No representation or warranty made by Parent in this Agreement, Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Company at the Closing by or on behalf of Parent in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

3.17           SEC Reports and Registration Statements.  Parent is a “reporting issuer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has timely filed, except as indicated outstanding to be brought current, along with any outstanding unresolved comments, all reports required to be filed by it under Section 13 of the Exchange Act during the past 12 months.  Parent SEC Reports and Registration Statements do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

ARTICLE 4
COVENANTS OF THE PARTIES

4.1 Conduct of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices.  Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed in Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other Parties, not to be unreasonably delayed, Parent and Company each will not:

(a) amend its articles of incorporation or bylaws;

(b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock unless required by existing contract;

(c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities;

(d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

(e) (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(f) hire any additional personnel except in the ordinary course of business;

(g) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $75,000 in the case of Parent or $75,000 in the case of Company;

(h) make or enter into any commitment for capital expenditures in excess of $75,000 in the case of Parent or $75,000 in the case of Company;

(i) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

(j) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(k) acquire any of the business or assets of any other person or entity;

(l) permit any of its current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect;

(m) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

(n) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no Material Adverse Effect upon its assets, operations or financial position); or

(o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

Nothing herein shall prevent each Party from operating its business in the ordinary course and consistent with past practice.

4.2 Full Access.  Throughout the period prior to Closing, each Party has and will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the other Party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Party.  Each Party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing Parties.

4.3 Confidentiality.  Each Party hereto agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the transactions, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party will first obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such Information.  The term “Information” as used herein will not include any information relating to a Party that the Party disclosing such information can show: (i) to have been in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing Party; (iii) to have been available to the public at the time of its receipt by the disclosing Party; (iv) to have been received separately by the disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing Party without regard to any information received in connection with this transaction or related transactions contemplated herein.  Each Party hereto also agrees to promptly return to the Party from whom it originally received such Information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur.  All Parties hereto will be deemed to have satisfied each’ obligations to hold the Information confidential if each exercises the same care as each takes with respect to each Party’s similar information.

4.4 Filings; Consents; Removal of Objections.  Subject to the terms and conditions herein provided, the Parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein.  In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

4.5 Further Assurances; Cooperation; Notification.

(a) Each Party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b) At all times from the date hereof until the Closing, each Party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such Party to satisfy the conditions specified in this Article 4.

4.6 Supplements to Disclosure Schedules.  Prior to the Closing, each Party will supplement or amend their respective Disclosure Schedules with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules or in any representation and warranty of Company or Parent, which has been rendered inaccurate by reason of such event or development.  For purposes of determining the accuracy as of the date hereof of the representations and warranties of Company contained in Article 2 hereof or Parent in Article 3 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule of each Party will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of their Disclosure Schedules, except to the extent such information is delivered prior to Closing.

4.7 Public Announcements.  No Party hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that any Party hereto may at any time make any announcement that is required by applicable Law so long as the Party so required to make an announcement promptly upon learning of such requirement notifies the other Party of such requirement and discusses with the other Party in good faith the exact proposed wording of any such announcement.

4.8 Satisfaction of Conditions Precedent.  Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

4.9           Resignation of Officers And Directors.  At the Closing, the pre-Closing officers and directors of Parent shall submit their written resignations from such offices effective as of the Closing, in seriatim.  Prior to their resignations, the pre-Closing directors of Parent shall appoint to the Board of Directors of Parent, those persons indicated in Section 1.8(b), effective as of the Closing.  To the extent deemed required or necessary by Parent, Parent will have complied with the applicable provisions of SEC Rule 14f-1 promulgated under the Exchange Act in respect of the election of the new directors of Parent.

4.10           8-K Current Report.  Within four (4) business days of the Effective Time of the Merger, Parent, through the primary efforts of Company and its counsel, will cause the required 8-K Current Report on SEC Form 8-K to be filed with the SEC (the “8-K Current Report”). Any Company Financial Statements, along with unaudited pro forma balance sheets, income statements and related footnotes showing the effects of the Merger among the Parties for the financial periods required by Regulation S-K and Regulation S-X of the SEC and Form 8-K of the SEC will be filed within 71 days of the Closing.

4.11           Piggyback Registration. If Parent proposes to register any of its securities under the Securities Act of 1933, as amended (whether in connection with the equity line agreement described in Section 6.3(h) or otherwise), then Parent shall include in such registration all common stock held by those Company Shareholders to the extent the same is permitted under applicable federal law. Parent shall pay all registration expenses of any piggyback registration.

ARTICLE 5
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT
AND MERGER SUBSIDIARY

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

5.1 Representations and Warranties True.  The representations and warranties of  Company contained in this Agreement, including without limitation in Company Disclosure Schedule initially delivered to Parent as Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6, unless delivered prior to Closing), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

5.2 Performance.  Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

5.3 Required Approvals and Consents.

(a) All action required by law and otherwise to be taken by Company and Company Shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken, and any required consent of holders of Company shares shall have been obtained.

(b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

5.4 Agreements and Documents.  Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

(a) a certificate executed on behalf of Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied;

(b) a Joint or Singular consent (respectively, in the form of Exhibit 5.4(b)(i) and Exhibit 5.4(b)(ii)) of Unanimous Written Consent of Company Board of Directors and of Company Shareholders approving the Merger, among other provisions thereof, executed by all members of Company Board of Directors and Company Shareholders;

5.5           Adverse Changes.  No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Company since the date of execution of this Agreement, except as set forth in Company Disclosure Schedule or incurred in the ordinary course of business and consistent with past practice.

5.6           No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.7           Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

5.8           Appropriate Documentation.  Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request, along with duly executed copies of the Transaction Documents by the Parties and Company Certificates.

ARTICLE 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

Notwithstanding anything in this Agreement to the contrary, the obligation of Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1 Representations and Warranties True.  The representations and warranties of Parent contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

6.2 Performance.  Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing, including the obligations of the pre-Closing officers and directors of Parent set forth in Section 4.9.

6.3 Required Approvals, Filings and Consents.

(a) Parent’s directors and shareholders shall have effected a one-for-two hundred (1:200) reverse split of the Parent’s common stock so that the total issued and outstanding shares of common stock shall be approximately 10,000,000 at the time of the Closing. Parent shall have submitted for approvals regarding the reverse split to FINRA prior to Closing.

(b) Parent’s officers shall have caused the liabilities of the Parent to have been settled satisfactorily in an amount that is acceptable by the Parent, certain of Parent debt holders and creditors, and the Company according to Schedule 6(b).

(c) Parent shall have caused to be filed the Parent’s Form 10-Q for the period ended September 30, 2014.

(d) Parent shall have caused to be filed the Parent’s Form 10-K for the year ended December 31, 2014 in a form that is able to be audited by Parent’s auditor

(e) Parent shall have caused to be paid current the SEC settlement in the amount remaining of $6,000 unless otherwise mutually agreed in writing by the Parties.

(f) Parent shall have caused to be filed a response letter to all outstanding SEC comment letters.

(g) Dennis Alexander will stay on as an advisory to the Company to help facilitate the consolidation of debt of the Parent for six months or longer following the Closing and Mr. Alexander and Mrs. Joanne M. Sylvanus will assist with the preparation of the Parent’s financial statements and will have negotiated an acceptable compensation agreement attached as Exhibits 7.1(a) and 7.1(b) at the closing which will include further directive listed on Exhibit 7.1(c) for Dennis Alexander and or nominees to be compensated for their services for approximately 20,000,000 shares of common stock, or the equivalent of 20% of the then issued and outstanding shares post effective reverse stock split.

(h) The Parent shall have entered into an equity line agreement or similar financing agreement in terms acceptable to all Parties;

(i) All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(j) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and  Company will have received copies thereof.

(k) The Company will furnish audited financial statements at the closing for at minimum the previous two years. Audited year-end balance sheets and statements of operations of the Company as of December 31, 2013 and unaudited balance sheets and statements of operations of the Company as of December 31, 2014 shall have been delivered to the Parent upon execution of this Agreement; unaudited balance sheets and statements of operations for first quarter operations ended March 31, 2015 shall be delivered to the Parent as soon as practicable prior to the Closing. All financial statements, as available, attached on Exhibit 7.4. Such balance sheets and the notes thereto fairly present the financial position of the Company as at the respective dates thereof, and such Financial Statements (a) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP (except as stated therein or in the notes thereto) applied on a consistent basis; (b) fairly present the financial condition of the Company at the respective date of, and for the period covered by such statements; and (c) are in accordance with the required or permitted statutory accounting requirements or practices applied on a consistent basis under the laws of the State of Nevada. The determinations of EBIDTA and other financial results for purposes of any post-closing adjustment of the sales price musts be made in accordance with generally accepted accounting principles, using the same methods of accounting, accounting principles and practices utilized in the preparation of the Company’s financial statements for the periods preceding the Closing. Since the Financial Statement Date, no change has occurred in the condition of the Corporation as shown in the Financial Statements which has or could reasonably be expected to have a Material Adverse Effect.

(l)  ABSENCE OF CERTAIN CHANGES. Since the Financial Statement Date(s), there has not been (a) any Material Adverse Change; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Corporation's properties and businesses; (c) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Company's capital stock, or any redemption or other acquisition of such stock by the Company; (d) any material increase in the compensation payable to or to become payable by the Company to its officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Company; (e) any entry into any material Contract not in the ordinary course of business, including without limitation any borrowing or capital expenditure; or (f) any change by the Corporation in accounting methods or principles, except as listed in Exhibit 8.1.

6.4 Agreements and Documents.  Company will have received the following agreements and documents, each of which will be in full force and effect:

(a) a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

(b) a Joint or Singular Company Board of Director’s and Company  Shareholder’s Written Consent to Merger, among other provisions thereof, in the form of Exhibit 5.4(b)(i) or 5.4(b)(ii) executed by all members of Company Board of Directors and Company Shareholders;

(c)  resolutions of the Boards of Directors of Parent and of Merger Subsidiary, certified by the secretary of Parent, approving the transactions contemplated by this Agreement (by Parent as a Party and as the majority shareholders of Merger Subsidiary), including the Merger, the issuance of the Merger Consideration and the matters referred to in Section 1.8(b) of this Agreement or as otherwise required to complete the transactions contemplated hereby;

6.5 Adverse Changes.  No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since December 31, 2013, except as set forth in Parent Disclosure Schedule or incurred in the ordinary course of business and consistent with past practice.

6.6 No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.7 Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

6.8 Appropriate Documentation.  Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Company may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.

6.9           Share Exchange. Company will have consummated a share exchange with Company Shareholders covering all of the membership interests in EZ Ticket Live, LLC.

ARTICLE 7

TERMINATION AND ABANDONMENT

7.1 Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the written consent of Company and Parent.

7.2 Termination by Either Company or Parent.  This Agreement may be terminated by either Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

7.3 Termination by Parent.  This Agreement may be terminated at any time prior to the Closing by Parent if any of the conditions provided for in Article 5 have not been met or waived by Parent in writing prior to the Closing.

7.4 Termination by the Company.  This Agreement may be terminated prior to the Closing by action of Company if any of the conditions provided for in Article 6 have not been met or waived by Company in writing prior to the Closing.

7.5 Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Company or Parent pursuant to this Article 7, written notice thereof will be given to all other Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the Parties hereto.  If this Agreement is terminated as provided herein:

(a) Each of the Parties will, upon request, redeliver all documents, work papers and other material of the other Parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;

(b) No Party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such Party or any representative, agent, employee or independent contractor thereof; and

(c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 8
 MISCELLANEOUS  PROVISIONS

8.1 Expenses.  Parent and Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

8.2           Survival.  The representations and warranties of the Parties shall survive the Closing for a period of one (1) year.

8.3           Amendment and Modification.  Subject to applicable Law, this Agreement may be amended or modified by the Parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the Parties hereto.

8.4           Waiver of Compliance; Consents.  Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

8.5           No Third Party Beneficiaries.  Nothing in this Agreement will entitle any person or entity (other than the Parties hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

8.6           Notices.  All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other Parties hereto in writing in accordance with this Section 8.6.

If to Company or Company Majority Shareholders Prior to the Merger:
EZTicket Live Inc. 8021 Glenrose Avenue Scottsdale, Arizona 85251
 or to such other person or address as either Company or Company Shareholders will furnish to the other Parties hereto in writing in accordance with this Section 8.6.

If to Parent or Merger Subsidiary Prior to the Merger:
Mondial Ventures, Inc. 6564 Smoke Tree Lane Paradise Valley, AZ 85253

or to such other person or address as Parent will furnish to the other Parties hereto in writing in accordance with this Section 8.6.

8.7           Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Parties.

8.8           Governing Law.  This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Nevada (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

8.9           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.10           Headings.  The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

8.11           Entire Agreement.  This Agreement, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this Agreement or the Transaction Documents.  There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement.  Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

8.12           Disputes.  Notwithstanding anything contained herein to the contrary, in the case of any dispute which arises out of or relating to this Agreement or the relationship of the Parties, which the Parties cannot resolve amicably between themselves, a mediator agreeable to both Parties shall be selected to assist in resolving the dispute provided that the mediation shall be held within sixty (60) days of the notice by one Party that mediation is required.  Fees for such mediation will be split equally between the Parties.  If any such dispute cannot be resolved through mediation within such sixty (60) day period, any and all claims and actions arising out of or relating to this Agreement or relationship of the Parties, shall be exclusively arbitrated in Phoenix, Arizona, in accordance with the then prevailing rules and regulations of the American Arbitration Association, which proceedings shall be final and binding on the Parties, and strictly confidential. Attorneys’ fees for such arbitration of the prevailing Party will be paid by the other Party. Neither the existence of such proceedings nor the results thereof shall be disclosed to any third party, unless expressly required by law.

8.13           Definition of Material Adverse Effect.  “Material Adverse Effect” with respect to a Party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that Party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or related transactions contemplated herein, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MONDIAL VENTURES, INC. By: /s/Dennis R Alexander Dennis R. Alexander, President	EZTICKET LIVE INC. By: /s/Kevin L. Jones Kevin L. Jones, President
EZT Acquisition Corp. By: /s/Dennis R Alexander Dennis R. Alexander, President PARENT PREFERRED SHAREHOLDERS	COMPANY SHAREHOLDERS By: /s/Kevin L. Jones Kevin Jones
By /s/Dennis R Alexander Global Media Network USA, Inc.	By: /s/Dennis Nielsen Dennis Nielsen

By: /s/Joanne M. Sylvanus	By: /s/Louis Krutsch
Joanne M. Sylvanus	Louis Krutsch

By: /s/Wayne G. Petty
Nupetco Associates, LLC
by Wayne G. Petty, manager

By: /s/David M. Rees
David M. Rees

By: /s/Willis Family Trust
Willis Family Trust

By: /s/Brunson Chandler & Jones, PLLC
Brunson Chandler & Jones, PLLC

Exhibit 2
Exceptions to Representations and Warranties
of Company and Company Shareholders

Nupetco Associates, LLC does not join in making any of the representations and warranties set forth in Article 2.

EXHIBIT 2.1

Company Disclosure Schedule

The following answers correspond to the respective Articles of Article 2 of that AGREEMENT AND PLAN OF MERGER entered into by and between Mondial Ventures, Inc., a Nevada Corporation, and EZ Ticket Live, LLC, an Arizona LLC and its parent, EZ Ticket Live, Inc. a Nevada Corporation:

Article 2.1 – Disclosure Schedule and Nothing to report
Article 2.2 – EZ Ticket Live, Inc. is a Nevada Corporation that was formed on June 2, 2014. It is the parent company for EZ Ticket Live, LLC, a wholly-owned subsidiary of EZ Ticket Live, Inc. at the time of the completion of the Merger.
Article 2.3 - EZ Ticket Live, Inc. has 50,000,000 shares of common stock authorized, and will have 9,000,000 shares of common stock issued and outstanding at the time of the Merger, following the conversion of its outstanding debt. The following is the shareholding structure of EZ Ticket Live, Inc.:

			Shares of		Shares Issued by	Ownership in
		Current	EZ Ticket Live		EZ Ticket Live	shares EZ Ticket	Shares of
		Ownership	Prior to debt	Debt to	debt conversion	Live, In after	EZ Ticket
		Percentage	conversion	Convert	0.50	debt conversion	Live
1	Willis Family Trust	16.33%	667,906			667,906	7.42%
2	Kevin Jones	16.33%	667,906			667,906	7.42%
3	Dennis Nielsen	16.33%	667,906			667,906	7.42%
4	Louie Krutsch	16.33%	667,906			667,906	7.42%
5	Nupetco Associates, LLC	16.33%	667,906	943,385.00	1,886,770	2,554,676	28.39%
6	David Rees	16.33%	667,906			667,906	7.42%
7	Brunson Chandler & Jones	2.00%	81,794			81,794	0.91%
8	Commercis Software Group			1,512,000.00	3,024,000	3,024,000	33.60%

		100.00%	4,089,230	2,455,385.00	4,910,770	9,000,000	100.00%

Article 2.4 – Nothing to Report.
Article 2.5 – Nothing to Report.
Article 2.6 – Nothing to Report.
Article 2.7 – The audited Financial Statement of EZ Ticket Live LLC for the years ended December 31, 2012 and 2013 have been provided. The audit is and has been underway for the period ending December 31, 2014 and will be supplied upon completion.
Article 2.8 – Additional liabilities:

Currently Louie Krutsch is receiving $4,000 a month Gross into Krutsch Enterprises down from $7,750 which was his agreed upon compensation back in 2011.
Richard Jones, Kevin Jones and Mitch Ives receive their Compensation through Commercis Software Group at the rate of $4,000.00 per month.
Neither of these obligations have been fully met this years.
There are 2 other accruals, the one to David Rees for $2,500 per month and the one to you Callie in the amount of $2,500 per month.
These are the only compensation specific items which should probably be disclosed.
The balance of the items are disclosed in the financial statements.

Article 2.9 – Nothing to Report
Article 2.10 – Nothing to Report
Article 2.11 – Nothing to Report
Article 2.12 – Nothing to Report
Article 2.13 – Nothing to Report
Article 2.14 – Nothing to Report
Article 2.15 – Nothing to Report
Article 2.16 – Nothing to Report
Article 2.17 – Nothing to Report
Article 2.18 – Nothing to Report
Article 2.19 – Nothing to Report

EXHIBIT 3.1

Parent Disclosure Schedule

The following answers correspond to the respective Articles of Article 3 of that AGREEMENT AND PLAN OF MERGER entered into by and between Mondial Ventures, Inc., a Nevada Corporation, and EZ Ticket Live, LLC, an Arizona LLC and its parent, EZ Ticket Live, Inc. a Nevada Corporation:

Article 3.1 – Disclosure Schedule – Going Concern

The Parents consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The Parents consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Parent has experienced substantial losses, maintains a negative working capital and capital deficits, which raise substantial doubt about the Parent’s ability to continue as a going concern.

The Parent is working to manage its current liabilities while it continues to make changes in operations to improve its cash flow and liquidity position. The ability of the Parent to continue as a going concern and appropriateness of using the going concern basis is dependent upon the Company’s ability to generate revenue from the sale of its services and the cooperation of the Company’s note holders to assist with obtaining working capital to meet operating costs in addition to its ability to raise funds.

Article 3.2 – Nothing to Report. Will be due for the Annual Report filing on or about May 31, 2015 or will become in default.

Article 3.3 – Nothing to Report

Article 3.4 – Capitalization

As of February 9, 2015 the registrant had 1,976,025,753 shares of its $0.001 par value common stock issued and outstanding. There are 100,000 shares of Series C preferred stock issued and outstanding, $0.001 par value for each of the Series of Preferred.

On July 13, 2014, the Board of Directors, pursuant to its authority to create and establish provisions for new classes of preferred stock, approved the Certificate of Designations establishing a new Series C Preferred Stock and the rights, preferences and privileges thereof.  The Certificate of Designations was filed with the Secretary of State of the State of Nevada on July 13, 2014 and effective as of January 14, 2014.  Some of the material terms for the new shares of Series C Preferred Stock include i) the number of shares constituting Series C preferred stock shall be two million (2,000,000) shares out of the total ten million preferred shares authorized by the Corporation, ii) the Series C preferred shall have a par value of $0.001 per share and shall be designated as "Series C Preferred Stock”, iii) each share of Series C preferred stock shall have 31,500 votes on the election of our Directors and for all other purposes, iv) each share of Series C preferred stock shall be strictly limited and not to be available for transfer or re sale unless authorized by a majority of a quorum of the Board of Directors in accordance with the Company’s Bylaws. For the full summary of the rights, powers and preferences of the Series C preferred shares please see information set forth in the Certificate of Designations attached on Exhibit 3.1 of this report and incorporated herein by reference hereto.

Effective August 19, 2014, the Company’s Articles of Incorporation were revised to increase the total authorized capital stock from 1,500,000,000 shares to 5,000,000,000 shares consisting of (i) 4,490,000,000 shares of voting common stock, $0.001 par value per share, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per shares, which remains unchanged. The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority herby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and other rights and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

Article 3.5 – Nothing to Report
Article 3.6 – Nothing to Report
Article 3.7 – Nothing to Report
Article 3.8 – Nothing to Report
Article 3.9 – Nothing to Report
Article 3.10 – For more information on the Company’s majority owned subsidiary Boomerang Oil, Inc. please see information listed at the following link http://thecse.com/CNSX/Listing/Company-Filings/CSE-Filings.aspx?Symbol=BOI.
Article 3.11 – Nothing to Report
Article 3.12 – Nothing to Report
Article 3.13 – Nothing to Report
Article 3.14 – Nothing to Report
Article 3.15 – Nothing to Report
Article 3.16 – Nothing to Report
Article 3.17 – Nothing to Report

EXHIBIT 5.4(b)(i) or (ii)

Joint or Singular Parent Board of Directors’ and Parent Shareholders’ Written Consent to Merger

UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

Approved by the Board of Directors via unanimous consent, and acting pursuant to Sections 78.315 and 78.375 of the Nevada Revised Statues, further waiving herewith all notice of time, place and purposes of a meeting of the Board of Directors of the Corporation, hereby have given consent herewith, agree and confirmed to the adoption of the hereinabove listed Merger Agreement and terms therein between the Company and EZTicket Live Inc., and further confirmed by the Secretary of Mondial Ventures, Inc., to be effective the 11th Day of June, 2015.

/s/Joanne M. Sylvanus By: Joanne M. Sylvanus Its: Director, CFO, Treas, Scty
/s/Dennis R Alexander By: Dennis R Alexander Its: Director, Chairman

CONSENT OF COMPANY SHAREHOLDERS

EZ TICKET LIVE, INC.

CONSENT OF SHAREHOLDERS OF
EZ TICKET LIVE, INC.
IN LIEU OF A MEETING OF THE SHAREHOLDERS
EZ TICKET LIVE, INC.
(A NEVADA COMPANY)

In accordance with the provisions of Nevada law, the undersigned majority shareholders of EZ Ticket Live, Inc., a Nevada corporation (the “Company”) hereby consent to, ratify, and approve the following resolutions:

NOW THEREFORE, BE IT RESOLVED, that the Company shall approve the proposal enter into the Agreement and Plan of Merger with Mondial Ventures, Inc. attached hereto as Exhibit A;

BE IT FURTHER RESOLVED, that the Company’s officers and directors are hereby authorized to take such steps and actions, and in consultation with legal counsel, to prepare, execute and deliver to the applicable authorities, such documents and other information as they, in good faith, determine to be necessary to effect the intent of these resolutions, with the execution and delivery of any such documents and other information to be evidence of such good faith determination, and all prior actions by any such officers consistent with the foregoing are hereby ratified, confirmed and approved.

[The rest of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the undersigned majority shareholder(s) have caused these resolutions to be executed as of the 11th day of June, 2015.

By: /s/Kevin L. Jones Kevin L. Jones, President
By: /s/Dennis Nielsen Dennis Nielsen

By: /s/Louis Krutsch
Louis Krutsch

By: /s/Wayne G. Petty
Nupetco Associates, LLC
by Wayne G. Petty, manager

By: /s/David M. Rees
David M. Rees

By: /s/Willis Family Trust
Willis Family Trust

By: /s/Brunson Chandler & Jones, PLLC
Brunson Chandler & Jones, PLLC

CONSENT OF COMPANY BOARD OF DIRECTORS

EZ TICKET LIVE, INC.
(a Nevada corporation)

Unanimous Written Consent of Directors
To Action Taken Without a Meeting

The undersigned, being all of the directors of EZ Ticket Live, Inc., a Nevada corporation (hereinafter called the “Corporation”), acting pursuant to the Nevada Revised Statutes, hereby waive all notice of the time, place and purposes of a meeting of the Board of Directors of the Corporation and hereby unanimously consent and agree to the adoption of the following resolutions:

WHEREAS, the Company has been presented with an opportunity to merge into a public traded company, Mondial Ventures, Inc. (“Mondial”) according to the terms set forth in the attached Agreement and Plan of Merger.

WHEREAS, according to the terms of the Agreement and Plan of Merger, the shareholders of Company will receive shares of Mondial and the Company will become a wholly-owned subsidiary of Mondial.

WHERAS, the Company has completed extensive due diligence on Mondial and has determined it is in the best interest of the Company to enact the Agreement and Plan of Merger.

RESOLVED, that the Agreement and Plan of Merger is hereby approved;

RESOLVED, FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed to cause the Company to enter into the Agreement and Plan of Merger;

RESOLVED, FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed to take all such further action and to execute, deliver, certify and file all such instruments and documents in the name and on behalf of the Corporation and under its corporate seal or otherwise, and to pay such taxes and expenses, as in their judgment shall be necessary or advisable in order to carry out fully the intent and to accomplish the purposes of the foregoing resolutions, and each of them.

This Consent may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the 11th day of June, 2015.

/s/Kevin Jones Kevin Jones, President
/s/Mitch Ives Mitch Ives, Director

/s/Richard Jones
Richard Jones, Director

/s/Louie Krutsch
Louie Krutsch, Director

EXHIBIT 7.1

Compensation Agreement

Global Media Network USA, INC.
6564 Smoke Tree Lane
Paradise Valley, Arizona 85253
Tel:  (480) 948-6581, (480) 948-9266
Fax:  (480) 443-1403
Private & Confidential

June            , 2015

Attn:
Mondial Ventures Inc.
6564 Smoke Tree Lane
Scottsdale, Arizona, 85253

Re:  Advisory Agreement

Dear Mr.                                :

This Advisory Agreement (“Agreement”) will certify Mondial Ventures Inc. (hereinafter referred to as “the Client”) has agreed to engage Global Media Network USA, Inc. (“GMNI”) on a non-exclusive basis to perform services related to financial and business consulting pursuant to the terms and conditions set forth herein.

1. Services. GMNI shall act as advisor to the Client and perform, as requested by the Client, the following Service

a. Advise client on all financial matters relating to the Company.
b. Advise Client on any and all financings.
c. Advise client on the formation of a proper Board of Directors.
d. Advise client on the formation of Board Committees to include governance, nominating, auditand compensation.
e. Advise client in the selection of investor relations firm.
f. Advise client in selection of public relations firm.
g. Advise client on relationships with investment banking firms.
h. Such other duties as Client may reasonably request of GMNI from time to time in accordancewith the terms of this Agreement.

2. Performance of Services. GMNI shall be obligated to provide the Services as and when requested by Client and shall not be authorized or obligated to perform any Services on GMNI’s own initiative. The Services shall be performed reasonably promptly after Client’s request, consistent with GMNI’s availability. It is understood that the Services to be provided hereunder are not exclusive to the Client and GMNI has other business obligations, including acting as consultant for other companies, provided however that Sierra shall not provide services to any potential or actual competitor of the Client during the Term of this agreement.

3. Relationship of the Parties. GMNI shall be, and at all times during the Term of the Agreement shall remain, an independent contractor. As such, GMNI shall determine the means and methods of performing the Services hereunder and shall render the Services at such places it determines. The Client shall pay all reasonable costs and expenses incurred by GMNI in the performance of its duties hereunder, provided however such costs and expenses shall not exceed $250.00 without Client’s prior written approval.

4. Assurances. Client acknowledges that all opinions and advices (written or oral) given by GMNI to the Client in connection with this Agreement are intended solely for the benefit and use of Client, and Client agrees that no person or entity other than Client shall be entitled to make use of or rely upon the advice of GMNI to be given hereunder.  Furthermore, no such opinion or advice given by GMNI shall be used at any time, in any manner or for any purpose, and shall not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except as may be contemplated herein. Client shall not make any public references to GMNI without GMNI’s prior written consent or as required by applicable law.

5. Compensation. As compensation for the Services to be performed by GMNI hereunder, GMNI shall receive the following:

- A retainer of 20,000,000 shares of the outstanding common stock of the Company shall be issuedto GMNI post effective any reverse share split.  The shares shall be granted based upon theexecution of this agreement in share certificates to be designated by GMNI. The shares will beconsidered as fully vested upon the execution of this agreement.
- GMNI shall be responsible for all state and federal taxes relating to the issuance of said shares.
- A value of one hundred thousand dollars shall be calculated as the value of said compensation.
- Company agrees to deliver all shares due GMNI, pursuant to this agreement, within 30 days.

6. Additional Services. Should Client desire GMNI to perform additional services not outlined herein, Client may make such request to GMNI in writing. GMNI may agree to perform those services at its sole discretion; however, any additional services performed by GMNI may require an additional compensation schedule to be mutually agreed upon prior to rendering such services.

7. Approval of Client Information. Client will be required to approve all stockholder communications, press release and other materials prepared and disseminated on its behalf by GMNI.

8. Term. This Agreement shall remain in effect until October   , 2015 unless otherwise mutually agreed upon by Client and GMNI.

9. Due Diligence/Disclosure

a. Client recognizes and confirms that, in advising Client and in fulfilling its retention hereunder, GMNI will use and rely upon data, material and other information furnished to it by Client. Client acknowledges and agrees that in performing its Services under this Agreement, GMNI may rely upon the data, material and other information supplied by Client without independently verifying the accuracy, completeness or veracity of it.

b. Except as contemplated by the terms hereof or as required by applicable law, GMNI shall keep confidential, indefinitely, all non-public information provided to it by Client, and shall not disclose such information to any third party without Client’s prior written consent, other than such of its employees and advisors as GMNI reasonably determines to have a need to know.

10. Indemnification.

a. Client shall indemnify and hold GMNI harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits, (including awards and/or judgments) arise out of or are in connection with the Services rendered by GMNI in connection with this Agreement, except for any liabilities, claims, and lawsuits (including awards, judgments and related costs and expenses), arising out of acts or omissions of GMNI. In addition, the Client shall indemnify and hold GMNI harmless against any and all reasonable costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. If it is judicially determined that Client will not be responsible for any liabilities, claims and lawsuits or expenses related thereto, the indemnified party, by his or its acceptance of such amounts, agrees to repay Client all amounts previously paid by Client to the indemnified person and will pay all costs of collection thereof, including but not limited to reasonable attorney’s fees related thereto. GMNI shall give Client prompt notice of any such liability, claim or lawsuit, which GMNI contends is the subject matter of Client’s indemnification and GMNI thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

b. GMNI shall indemnify and hold Client and its director, officers, employees and agents harmless against any and all liabilities, claims and lawsuits, including and all award and/or judgments to which it may become subject under the Act, the 1934 Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are based upon GMNI’s gross negligence or willful misconduct, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by GMNI not misleading, which statement or omission was made in reliance upon information furnished in writing to Client by or on behalf of GMNI for inclusion in any registration statement or prospectus or any amendment or supplement thereto in connection with any transaction to which this Agreement applies. In addition, GMNI shall also indemnify and hold Client harmless against any and all costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. Client shall give GMNI prompt notice of any such liability, claim or lawsuit which Client contends is the subject matter of GMNI’s indemnification and GMNI thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

c. The indemnification provisions contained in this Section 10 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

11. General Provisions.

a. Entire Agreement. This Agreement between Client and GMNI constitutes the entire agreement between and understandings of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

b. Notice. Any notice or communication permitted or required hereunder shall be in writing and deemed sufficiently given if hand-delivered (I) five (5) calendar days after being sent postage prepaid by registered mail, return receipt requested; or (ii) one (1) business day after being sent via facsimile with confirmatory notice by U.S. mail, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.

c. Binding Nature. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. All materials generated pursuant to Section 1 or otherwise produced by GMNI for and on behalf of Client during the Term of this Agreement shall be the sole and exclusive property of Client.

d. Counterparts. This Agreement may be executed by any number of counterparts, each of which together shall constitute the same original document.

e. Amendments. No provisions of the Agreement may be amended, modified or waived, except in writing signed by all parties hereto.

f. Assignment. This Agreement cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate the Agreement.

g. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to its conflict of law principles. The parties hereby agree that any dispute(s) or claim(s) with respect to this Agreement of the performance of any obligations thereunder, shall be settled by arbitration and commenced and adjudicated under the rules of the American Arbitration Association. The arbitration shall take place in Phoenix, Arizona if commenced by either party. The arbitrators in any arbitration proceeding to enforce this Agreement shall allocate the reasonable attorney’s fees, among one or both parties in such proportion as the arbitrators shall determine represents each party’s liability hereunder. The decision of the arbitrator shall be final and binding and may be entered into any court having proper jurisdiction to obtain a judgment for the prevailing party. In any proceeding to enforce an arbitration award, the prevailing party in such proceeding shall have the right to collect from the non-prevailing party, its reasonable fees and expenses incurred in enforcing the arbitration award (including, without limitation, reasonable attorney’s fees).

If you are in agreement with the foregoing, please execute two copies of this Agreement in the space provided below and return them to the undersigned.

Very truly yours,

Global Media Network USA, Inc.

/s/Dennis R Alexander
By: Dennis R Alexander
Its: President and CEO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN

Mondial Ventures, Inc.

By:
Its:

UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

The Board of Directors via its unanimous consent, acting pursuant to Sections 78.315 and 78.375 of the Nevada Revised Statues, and further waiving herewith all notice of time, place and purposes of a meeting of the Board of Directors of the Corporation, hereby have given its consent and have agreed and confirmed to the adoption of the hereinabove listed Agreement and its terms by the Secretary of Mondial Ventures, Inc., to be effective the     th day of June 2015.

By:	By:
Its: Director	Its: Director

By:	By:
Its: Director	Its: Director

/s/By:	By:
Its: Director	Its: Director

EXHIBIT 7.4

COMPANY FINANCIAL STATEMENTS

Attached.

EXHIBIT 8.1

CERTAIN CHANGES

None.

Schedule 2

Exceptions to Representations and Warranties of Article 2

Nupetco Associates, LLC does not join in making any of the representations and warranties set forth in Article 2.

Schedule 4.11

Piggyback Registration

Only Nupetco Associates, LLC and Commercis Software Group shall be entitled to the benefits of the piggyback registration described in Section 4.11.

Schedule 6(b)

Schedule for Settlement of Parent Debts and Liabilities

		Schedule for Settlement of Parent Debts and Liabilities
Mondial Ventures, Inc.		Mondial Ventures, Inc.
Notes Payable Summary		Accounts and Contracts Payable
5/31/2015
*Estimates for internal use only - interest on certain instruments not fully calculated.
For Discussion Purposes Only.
Holder	Balance Due	Holder	Balance Due
Osprey Capital (discuss)	20,000	CDS	270
Brice Scheschuk 1 (discuss)	100,000	Infinity Global	33,000
Brice Scheschuk 2 (discuss)	22,000	Olde Monmouth (capex exp)	5,310
Continental Equities	17,870	Parlee McLaws	12,048
WHC #1	30,000	Revolution Invoice	55,000
WHC #2	15,086	Rent (discuss partial cexp)	32,070
WHC #3	25,000	S&P	200
David Roth	75,250	Doty Scott (capex exp)	5,370
David Roth	25,000	Southridge (capex exp)	200
JMJ Financial	50,635	GMNI (Dalex (discuss) (cexp)	73,800
Hanover Holdings	3,550	Joanne Sylv (discuss) (cexp)	29,000
		Harper & Assoc	9,502
LG Capital 2	34,500	Miscellaneous prior liabilities	6,934
JSJ Investment	25,000
Asher #5	15,995	Sub Total	262,704
Asher #6	22,500
Phero Capital	11,300	Pending anticipated Q3 costs
Tide Pool #1	9,375	MK CPAs (capex exp)	5,000
Tide Pool #2	12,500	Doty Scott (capex exp)	2,000
Tide Pool #3	7,500	Sub Total	7,000
Tide Pool #4	10,000
IBC Funds	18,711	Regulatory balance payable	6,000
Beaufort #1	30,000
Beaufort #2	43,244	Jeff Proper, PLLC. Note payable	22,500
Revolution Capital (discuss)	75,000
Redwood #1	44,000
Redwood #2	101,083
KBM Worldwide	8,000
Ghiona	15,000
Sub-total 1	868,099

TWL	159,137
T.Richards	18,623
TWL	31,799
TWL	30,978
T.R.	33,844
Sub-total 2	274,381

Boomerang Oil, Inc.		Boomerang Oil, Inc.
Notes Payable Summary		Accounts and Contracts Payable
5/31/2015
(Ontario subsidiary)

Holder	Balance Due	Holder	Balance Due
TWL Investments, LLC	572,743	Success Oil 10/14	175,183
Tom Richards	127,162	Frankfurt Exchange Fees	30,000
		Monthly Canadian Exch Fees	565
		GMNI	150,000
		JMSylvanus	55,000
		Legal	25,000
		Accounting	7,500

Sub Total	699,905	Sub Total	443,248

Schedule 6(b)

Parent Disclosed Litigation

In May 2015 the Company received a lawsuit from LG Capital, LLC alleging the Company has not paid at the maturity date on two of its convertible promissory notes. The Plaintiffs action describes the notes as totaling $13,245.49 and $23,315.86 plus interest, fees and costs. The Company had understood the transaction for the two promissory notes would have earlier been converted into common shares. The Company will proceed to determine on a potential settlement or resolution of the matter. The notes are recorded as a liability in the balance sheet as convertible loan payable net – in default.